Exhibit 99.1
Kaiser Aluminum Corporation Reports
First Quarter 2018 Financial Results

First Quarter 2018 Results and Business Highlights:

•	Net Sales $388 Million; Value Added Revenue $203 Million

•	Net Income $26 Million; Adjusted EBITDA $48 Million; Adjusted EBITDA Margin 23.8%

•	Strong Automotive and General Engineering Demand; Aerospace Supply Chain Destocking Continues

•	Escalating Metal and Freight Costs Significantly Compressed Margins

•	Improving Manufacturing Cost Efficiencies and Increasing Capacity at Trentwood

FOOTHILL RANCH, Calif., April 25, 2018 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced first quarter 2018 results, reporting net income of $26 million or $1.51 earnings per diluted share, compared to net income and earnings per diluted share of $36 million and $2.04 respectively for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $27 million or $1.60 per diluted share, for the first quarter 2018, compared to adjusted net income of $27 million or $1.52 per diluted share, for the first quarter 2017.

First Quarter 2018 Summary

“First quarter 2018 results were driven by margin compression from escalating metal and freight costs while growing automotive and industrial demand and continued improvement in manufacturing cost efficiency provided some benefit to cushion the impact on adjusted EBITDA margin,” said Jack A. Hockema, Chairman and Chief Executive Officer. “We initiated and will continue to pursue additional pricing actions to mitigate margin pressure from increasing costs. However, realization of pricing often lags the timing of increased costs,” stated Mr. Hockema.

Shipments in the first quarter 2018 increased from the prior year quarter as the impacts of strong general engineering demand and continued growth in automotive extrusion content more than offset the impact of destocking in the commercial aerospace supply chain. However, value added revenue declined slightly due to the lower value added product mix as well as a significant increase in contained metal costs that squeezed value added prices on certain non-contract shipments.

Compared to the prior year quarter, the cost of contained metal increased nearly $0.20 per pound, or 22%, which, combined with escalating freight costs driven by new state and federal regulations, negatively impacted the Company's adjusted EBITDA margin by more than 300 basis points compared to the prior year period.

Partially countering these external factors, the Company began to realize cost efficiency and capacity benefits from the Trentwood investment projects, supporting growth in heat treat plate shipments and partially cushioning the price squeeze impact on margins. The Company will continue working through installation of handling equipment at the light gauge plate furnace and expects growing benefits as practice changes are implemented to fully realize the potential of the investments.

First Quarter 2018 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	1Q18	4Q17	3Q17	2Q17	1Q17

Shipments (millions of lbs.)	166	153	150	160	164

Net sales	$388	$353	$333	$356	$355
Less hedged cost of alloyed metal[1]	(185)	(159)	(146)	(154)	(151)
Value added revenue	$203	$194	$187	$202	$204

Realized price per pound ($/lb.)
Net sales	$2.34	$2.31	$2.22	$2.23	$2.17
Less hedged cost of alloyed metal	(1.12)	(1.04)	(0.97)	(0.96)	(0.92)
Value added revenue	$1.22	$1.27	$1.25	$1.27	$1.25

As reported
Operating income[2]	$37	$42	$42	$13	$59
Net income (loss)	$26	$(15)	$20	$5	$36
EPS, diluted[3]	$1.51	$(0.90)	$1.16	$0.27	$2.04

Adjusted[4]
Operating income	$38	$37	$33	$44	$45
EBITDA[5]	$48	$48	$43	$54	$54
EBITDA margin[6]	23.8%	24.6%	23.1%	26.7%	26.6%
Net income	$27	$20	$16	$25	$27
EPS, diluted[3]	$1.60	$1.22	$0.90	$1.47	$1.52

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
[3] Diluted shares for EPS calculated using treasury method.
[4] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[5] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[6] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

First Quarter 2018

Net sales for the first quarter 2018 were $388 million, an increase of approximately 9% from $355 million in the prior year period, reflecting 2% higher shipments and an 8% increase in average selling price. The increase in average selling price reflected an approximately 22% increase in underlying contained metal and a 2% decline in value added revenue per pound.

Despite a 2% increase in shipments, value added revenue (net sales less the hedged cost of alloyed metal) of $203 million for the first quarter 2018 was down slightly compared to $204 million in the prior year period due to a lower value added product mix and higher contained metal costs that pressured value added prices on certain non-contract shipments. Value added revenue for the Company's aerospace/high strength applications declined 5% to $107 million on a 5% decline in shipments due to continued supply chain destocking. Value added revenue for automotive extrusions increased 3% to $30 million, reflecting a 5% increase in shipments driven by growth of bumper programs, and value added revenue for general engineering applications increased 6% to $60 million as demand for our applications led to a 4% increase in shipments.

Consolidated operating income as reported was $37 million in the first quarter 2018 compared to $59 million in the prior year. Adjusted for non-cash, non-run-rate items, consolidated operating income of $38 million declined from $45 million in the prior year quarter, due to a $7 million adverse sales impact from escalating metal and freight costs. Improving manufacturing efficiencies were largely offset by a $1 million increase in depreciation expense.

Adjusted consolidated EBITDA of $48 million in the first quarter 2018 declined $6 million compared to the prior year period. The decline was driven by the adverse sales impact previously discussed cushioned by improvement in underlying manufacturing efficiency.

Cash Flow and Balance Sheet

During the first quarter 2018, the Company funded $20 million of capital expenditures, returned $16 million of cash to shareholders through dividends and share repurchases and made cash contributions to the Salaried VEBA and Union VEBA of $2.9 million and $12.8 million, respectively. The $12.8 million payment is the Company's final contribution to the Union VEBA. The Company will continue to make annual variable contributions to the Salaried VEBA with a maximum contribution of $2.9 million per year. As of March 31, 2018, total cash and cash equivalents and short-term investments were approximately $219 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million.

2018 Outlook

“Our outlook remains unchanged from what we provided during our fourth quarter 2017 earnings call," stated Mr. Hockema. "Demand for our automotive and general engineering products is strong, and aerospace demand is strengthening as the supply chain destocking begins to moderate and as airframe manufacturers continue to ramp-up build rates to address the large 9-year order backlog. In addition, the new defense budget and increased demand from U.S. allies strengthens the outlook for the F-35 Joint Strike Fighter, the F/A-18 Super Hornet and other military applications.

"The recent speculative spike in metal prices related to Section 232 tariffs and sanctions on Rusal, along with escalating freight costs, create a challenging short-term situation. Although we expect continuing margin pressure, we will be proactive in implementing price increases to address rising costs.

“As previously communicated, we anticipate mid-single-digit growth in shipments and value added revenue for the full year 2018 with adjusted EBITDA margin in the mid-20 percent range. As the year progresses, we expect to achieve continued improvement in manufacturing cost efficiency as we further realize benefits from the investments at our Trentwood facility,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, April 26, 2018, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2018 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://

investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

New Revenue Recognition Standard

The Company adopted ASC 606, the new revenue recognition accounting standard, during the first quarter 2018. For some of the Company's product sales, the past practice of recognizing revenue upon customer delivery is consistent with the new standard, and no change is necessary. However, for contract sales representing most of the Company's aerospace products and a substantial portion of its automotive products the new standard requires the Company to recognize revenue over time as manufacturing costs are incurred. The effect of this change in accounting standards is a timing issue. However, there could be variability in period-to-period comparisons, especially when comparing periods of 2018 under the new standard to 2017 and prior periods that reported results under the previous accounting standard. Adopting the new standard required a cumulative-effect adjustment to the Company’s opening balance sheet on January 1, 2018. For additional information and disclosure regarding the new accounting standard, please refer to the Company's quarterly report on Form 10-Q for the period ended March 31, 2018.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) uncertainty with respect to the impact of trade sanctions and tariffs and the Company's ability to successfully increase prices and pursue additional pricing actions to mitigate the impact of rising metal and freight costs, (b) the continuation of strong long-term demand growth for the Company’s aerospace, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (c) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (d) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (e) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates, larger airframes and the continued conversion to monolithic designs; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (g) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (h) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2017. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended
	March 31,
	2018	2017
	(In millions of dollars, except share and per share amounts)
Net sales	$388.0	$355.3
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	316.7	262.7
Depreciation and amortization	10.5	9.6
Selling, general, administrative, research and development	23.6	23.7
Other operating charges, net	0.1	—
Total costs and expenses	350.9	296.0
Operating income	37.1	59.3
Other (expense) income:
Interest expense	(5.6)	(5.6)
Other income, net	0.1	0.8
Income before income taxes	31.6	54.5
Income tax provision	(5.9)	(18.5)
Net income	$25.7	$36.0

Net income per common share:
Basic	$1.54	$2.07
Diluted[2]	$1.51	$2.04
Weighted-average number of common shares outstanding (in thousands):
Basic	16,707	17,385
Diluted[2]	17,031	17,603

Dividends declared per common share	$0.55	$0.50
1 Please refer to the Company's Form 10-Q for the year ended March 31, 2018 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	March 31, 2018	December 31, 2017
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$135.0	$51.1
Short-term investments	83.8	183.7
Receivables:
Trade receivables, net	185.3	165.0
Other	18.2	15.5
Contract assets	57.5	—
Inventories	176.8	207.9
Prepaid expenses and other current assets	25.7	33.4
Total current assets	682.3	656.6
Property, plant and equipment, net	578.7	571.4
Deferred tax assets, net	63.7	72.0
Intangible assets, net	24.6	25.0
Goodwill	18.8	18.8
Other assets	37.3	41.4
Total	$1,405.4	$1,385.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$120.2	$90.0
Accrued salaries, wages and related expenses	28.7	42.6
Other accrued liabilities	35.6	40.5
Total current liabilities	184.5	173.1
Net liabilities of Salaried VEBA	31.9	31.9
Deferred tax liabilities	4.3	4.3
Long-term liabilities	61.3	60.0
Long-term debt	369.8	369.6
Total liabilities	651.8	638.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both March 31, 2018 and December 31, 2017; no shares were issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both March 31, 2018 and at December 31, 2017; 22,460,642 shares issued and 16,782,536 shares outstanding at March 31, 2018; 22,393,537 shares issued and 16,773,586 shares outstanding at December 31, 2017	0.2	0.2
Additional paid in capital	1,051.8	1,055.9
Retained earnings	111.7	85.5
Treasury stock, at cost, 5,678,106 shares at March 31, 2018 and 5,619,951 shares at December 31, 2017, respectively	(364.7)	(358.6)
Accumulated other comprehensive loss	(45.4)	(36.7)
Total stockholders' equity	753.6	746.3
Total	$1,405.4	$1,385.2
1 Please refer to the Company's Form 10-Q for the year ended March 31, 2018 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

	Quarterly
	1Q18	4Q17	3Q17	2Q17	1Q17

GAAP net income	$25.7	$(15.2)	$19.9	$4.7	$36.0
Interest expense	5.6	5.8	5.3	5.5	5.6
Other (income) expense, net	(0.1)	0.5	0.2	0.1	(0.8)
Income tax provision	5.9	50.8	16.1	2.2	18.5
GAAP operating income [1]	37.1	41.9	41.5	12.5	59.3
Mark-to-market losses (gains)	6.3	(5.4)	(10.8)	11.9	(15.1)
Goodwill impairment	—	—	—	18.4	—
Other operating NRR (gains) losses [1,2,3]	(5.7)	0.7	2.1	1.6	0.5
Operating income, excluding operating NRR items	37.7	37.2	32.8	44.4	44.7
Depreciation and Amortization	10.5	10.4	10.2	9.5	9.6
Adjusted EBITDA [4]	$48.2	$47.6	$43.0	$53.9	$54.3

GAAP net income	$25.7	$(15.2)	$19.9	$4.7	$36.0
Operating NRR Items [1]	0.6	(4.7)	(8.7)	31.9	(14.6)
Non-Operating NRR Items [1]	1.5	1.9	1.7	1.1	(0.2)
Tax impact of above NRR Items	(0.5)	1.2	2.6	(12.4)	5.5
NRR Tax Charge	—	37.2	—	—	—
Adjusted net income	$27.3	$20.4	$15.5	$25.3	$26.7

GAAP earnings per diluted share [5]	$1.51	$(0.90)	$1.16	$0.27	$2.04
Adjusted earnings per diluted share [5]	$1.60	$1.22	$0.90	$1.47	$1.52

[1] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.